Exhibit 99.1

Press Release	Investor Relations Contact: Rod Cooper (831.439.2371) rod.j.cooper@seagate.com Media Relations Contact: Brian Ziel (831.439.5429) brian.ziel@seagate.com

SEAGATE TECHNOLOGY UPDATES FISCAL FOURTH QUARTER

BUSINESS OUTLOOK

SCOTTS VALLEY, CA – June 2, 2004 –Seagate Technology (NYSE: STX) today released an update to its business outlook for the company’s fourth fiscal quarter of 2004, ending July 2.

The quarter appears to be exhibiting the normal seasonal demand patterns of a June quarter. The total available markets (TAMs) for enterprise and mobile storage are expected to be 5.1 million and 14.5 million units respectively, which are consistent with the views the company disclosed in its fiscal third quarter financial results release on April 20, 2004. The company anticipates the TAM for personal storage products in the June quarter to be 45-46 million units, which is lower than the anticipated 48 million units the company disclosed on April 20.

The company expects its share of the personal and enterprise storage markets to be about 32% and 48%, respectively. In the mobile storage market, the company continues to be impacted by the supply imbalance described last quarter. As a result Seagate’s share in this space could fall an additional 2-3 percentage points in the June quarter. Additionally, pricing in the mobile market has been more aggressive than the company’s previous expectations.

Seagate expects a decline in the average unit price (AUP), on a blended basis for all of its products, for the June quarter to be substantially unchanged from the March quarter’s AUP decline of approximately 5%. This reflects, in part, the resumption in price declines in the personal storage distribution channel following a period of relative price stability.

Channel inventory for Seagate’s personal storage products is currently below 4 weeks on hand and the company expects it to be at or slightly below 4 weeks on hand at the end of the quarter.

Seagate Technology Updates Fiscal Fourth Quarter Business Outlook

The industry, excluding Seagate, has grown channel inventory in the quarter and is currently at approximately 6 weeks on hand.

The company remains committed to managing the business for profitability. Seagate’s ability to maintain profitability, excluding any restructuring charges the company may incur, is dependent on strong unit shipments during the month of June and the pricing environment during that period. Historically, for both Seagate and the industry, the month of June represents approximately 50% of the unit shipments during the quarter.

The management team has developed and the board of directors has recently approved a plan for reducing the company’s cost structure. The plan which, when fully implemented, would reduce the company’s annual operating costs by approximately $150 million and will include a current quarter charge of approximately $50 million. These cost-reduction actions will not impact current product introductions and will be largely implemented by the end of the calendar year. The company is actively evaluating additional opportunities to reduce its cost structure.

Seagate expects to make a series of product announcements over the coming weeks that address existing markets as well as new, emerging storage markets. The company expects these products will make meaningful revenue contribution by the end of the calendar year.

Seagate will hold a conference call at 2:00 p.m. Pacific Time today. The live webcast of the conference call can be accessed online at www.seagate.com. A replay of the call will be available beginning today at 5:00 p.m. Pacific Time through June 9 at 8:59 p.m. Pacific Time. The replay can be accessed from www.seagate.com or by telephone as follows:

USA: 800-642-1687

International: 706-645-9291

Access code: 7456897

For more information please visit: http://www.seagate.com/newsinfo/invest/financial_info

About Seagate

Seagate is the worldwide leader in the design, manufacturing and marketing of hard disc drives, providing products for a wide-range of Enterprise, PC, Notebook, and Consumer Electronics applications. The company is committed to delivering award-winning products, customer support and reliability, to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

Seagate Technology Updates Fiscal Fourth Quarter Business Outlook

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to future financial performance, price and product competition, customer demand for our products, and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the company’s control. In particular, such risks and uncertainties include the variable demand and the aggressive pricing environment for disc drives; the company’s and its competitors’ ability to introduce, qualify, manufacture in volume and sell new products on a timely and cost-effective basis; and competitive factors such as the potential for excess supply. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on August 21, 2003, and in the company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on May 3, 2004. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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